Exhibit 99.1

Omeros Corporation Reports Third Quarter 2011 Financial Results

Seattle, WA – November 8, 2011 – Omeros Corporation (NASDAQ: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system, today announced its financial results for the third quarter of 2011.

Financial Results

Total operating expenses for the quarter ended September 30, 2011 were $7.2 million compared to $7.7 million for the same period in 2010. The decrease in operating expenses primarily relates to reduced clinical trial and general and administrative expenses. For the quarter ended September 30, 2011, Omeros reported a net loss of $6.5 million, or $0.29 per share, compared to a net loss of $7.6 million, or $0.35 per share, for the same period in 2010. At September 30, 2011, Omeros had cash, cash equivalents and short-term investments of $32.9 million.

“During the last quarter, we continued to advance our co-lead products, OMS103HP for arthroscopy and OMS302 for intra-ocular lens replacement surgery, through Phase 3 clinical programs,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “We are currently enrolling patients in both of these Phase 3 programs and plan to report data next year – OMS302 in the first quarter and OMS103HP in mid-year. We also made significant progress in the rest of our pipeline – PDE10, PDE7, MASP-2 and our anti-plasmin programs are all advancing to the clinic, and our GPCR platform continued its success, finding functional compounds for four additional orphan receptors.”

Third Quarter Highlights

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Omeros announced that it has identified compounds that functionally interact selectively with each of four additional orphan G protein-coupled receptors (GPCRs) – GPR15, GPR39, GPR78 and GPR161. GPR15 has been associated with rheumatoid arthritis and HIV-mediated enteropathy. GPR39 has been implicated in the pathogenesis of obesity-related type-2 diabetes and esophageal squamous cell carcinoma. GPR78 has been linked to bipolar affective disorder and schizophrenia, and GPR161 has been tied to congenital cataracts and birth defects of the brain and spinal cord. Omeros has unlocked 14 of the 77 Class A orphan GPCRs. GPCRs represent the premier family of drug targets, with more than 30 percent of currently marketed drugs targeting only 46 GPCRs. There are approximately 120 orphan GPCRs, and Omeros, which expects to unlock a large percentage of these for drug development, is initially targeting Class A orphan GPCRs.

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Omeros reported that the first patients have been treated in its Phase 3 clinical program evaluating OMS302 in intra-ocular lens replacement surgery. OMS302, one of the Company’s proprietary PharmacoSurgery™ products, is added to standard irrigation solution used during cataract and other lens replacement surgery to maintain intraoperative mydriasis (pupil dilation) and reduce postoperative pain and inflammation. This Phase 3 clinical program is enrolling both cataract surgery and refractive lens exchange patients. Two randomized, double-blind, placebo-controlled, multicenter trials are planned. The first trial is underway in North America, and data are expected in the first quarter of 2012. Omeros plans to initiate the second trial following discussions with regulators to ensure that data collected meet European expectations for marketing approval.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has four ongoing clinical development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, bleeding and central nervous system disorders.

Forward-looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, statements regarding Omeros’ expectation that it will report data from the first Phase 3 trials in its OMS302 and OMS103HP programs during the first quarter of 2012 and mid-year 2012, respectively; the Company’s ability to advance the rest of its pipeline to the clinic; and that Omeros may have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2011. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$987	$254	$3,381	$1,129
Operating expenses:
Research and development	5,321	5,316	14,823	16,518
General and administrative	1,830	2,428	6,121	6,160

Total operating expenses	7,151	7,744	20,944	22,678

Loss from operations	(6,164)	(7,490)	(17,563)	(21,549)
Investment income	9	108	40	146
Interest expense	(528)	(362)	(1,348)	(1,223)
Other income, net	171	189	526	606

Net loss	$(6,512)	$(7,555)	$(18,345)	$(22,020)

Basic and diluted net loss per common share	$(0.29)	$(0.35)	$(0.83)	$(1.03)

Weighted-average shares used to compute basic and diluted net loss per common share	22,246,430	21,487,621	22,156,883	21,387,577

OMEROS CORPORATION

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
Cash and cash equivalents and short-term investments	$32,853	$41,993
Total assets	34,984	45,704
Total notes payable	20,367	10,255
Total current liabilities	15,815	15,374
Deficit accumulated during the development stage	(165,932)	(147,587)
Total shareholders’ equity	4,077	20,470